Exhibit 99.1

Elanco Animal Health 2500 Innovation Way Greenfield, IN 46140

FOR IMMEDIATE RELEASE

Media Contact: Colleen Parr Dekker, +1.317.989.7011, colleen.dekker@elancoah.com

Investor Contact: Kathryn Grissom, +1.317.273.9284, kathryn.grissom@elancoah.com

Elanco Animal Health Announces Planned Board Leadership Changes and Corporate Governance Actions

Lawrence Kurzius to become next Chairman of the Board

GREENFIELD, Ind. (January 2, 2024) – Elanco Animal Health Incorporated (NYSE: ELAN) announced today that the Board of Directors has named Lawrence E. Kurzius as its next Chairman of the Board, effective at the conclusion of the Company’s 2024 Annual Meeting of Shareholders. Mr. Kurzius, a member of the Elanco Board since 2018, will succeed current Chairman, R. David Hoover, who will remain on the Board as an independent director.

“It has been a privilege to serve as Chairman of Elanco’s Board to help guide the Company through its first five years as an independent public company,” said R. David Hoover. “In that period, we have transformed Elanco into a diversified, durable animal health leader with greater global scale, a more balanced product mix and a strong omnichannel presence in the pet health industry. The Board has had an intentional plan to evolve our governance and leadership over time as the Company has matured, including the initiation of our leadership succession plan which began this past summer. With the standup and the successful integration of Bayer Animal Health behind us and an exciting future of long-term value creation expected ahead with anticipated blockbuster innovation launches, it is the right time to execute our plans. We are fortunate to have Lawrence in place to assume the role of Chairman. He has a valuable mix of global business expertise, brand building insights, a track record of value creation, and significant corporate governance experience. I look forward to continuing to work closely with him and our colleagues on the Board and management team to guide the Company’s future success.”

Elanco previously announced its plan to amend the Company’s corporate governing documents with proposals to be presented at the 2024 Annual Meeting of Shareholders, including beginning a process to declassify the Board of Directors, providing shareholders the right to amend the Company’s Bylaws and enabling shareholders, under certain circumstances, to call special meetings. Elanco is also announcing it intends to seek shareholder approval to modify the voting standard for uncontested director elections from a plurality standard to a majority of votes cast.

Following the 2024 Annual Meeting, the Board plans to rotate committee leadership with Michael Harrington assuming the role of Chairman of the Corporate Governance Committee and Kirk McDonald serving as Chairman of the Compensation and Human Capital Committee.

“On behalf of the entire Board, I want to thank Dave for his dedication to Elanco during his tenure as Chairman,” said Lawrence E. Kurzius. “The Board has benefitted greatly from Dave’s leadership skills, industry knowledge and financial and strategic acumen, and we expect to continue to benefit from his guidance as an independent member of our Board.”

Mr. Kurzius continued, “I am honored to be designated as the next Chairman of the Board. Today’s announcement, including Board and committee leadership rotation and enhanced shareholder rights, reflects our commitment to robust corporate governance and shareholder engagement. The Board and the Company’s leadership team remain laser focused on advancing our strategy, and I remain confident in our ability to realize the benefits of our scale, portfolio diversity, product mix and innovation delivery to drive sustainable growth and long-term value for shareholders.”

About Lawrence E. Kurzius

Lawrence E. Kurzius has served as Executive Chairman of McCormick & Company, Inc. (NYSE: MKC), a global food company, since 2017. Mr. Kurzius also served as Chief Executive Officer of McCormick from 2016 to 2023 and President from 2015 to 2022. He held roles of increasing responsibility at the company beginning in 2003, including President and Chief Operating Officer (from 2015 to 2016), President of the company’s global consumer business (from 2013 to 2016), Chief Administrative Officer (from 2013 to 2015) and President of EMEA (from 2007 to 2008). Prior to joining McCormick, Mr. Kurzius served as Chief Executive Officer of Zatarain’s, a spice company, from 1991 to 2003. Earlier in his career, he was a marketing executive with the Quaker Oats Company and Mars Inc.’s Uncle Ben’s Company. Mr. Kurzius also currently serves on the board of The Cooper Companies, Inc. (Nasdaq: COO), a global medical device company.

About Elanco

Elanco Animal Health Incorporated (NYSE: ELAN) is a global leader in animal health dedicated to innovating and delivering products and services to prevent and treat disease in farm animals and pets, creating value for farmers, pet owners, veterinarians, stakeholders, and society as a whole. With nearly 70 years of animal health heritage, we are committed to helping our customers improve the health of animals in their care, while also making a meaningful impact on our local and global communities. At Elanco, we are driven by our vision of Food and Companionship Enriching Life and our Elanco Healthy Purpose™ Sustainability Pledges –all to advance the health of animals, people, and the planet. Learn more at elanco.com.

Forward Looking Statements

This press release may include certain statements concerning expectations for the future, include expectations for innovation and product launches, that are forward-looking statements as defined by federal securities law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. These risks and assumptions are described in Elanco’s annual reports on Form 10-K, quarter reports on Form 10-Q and other reports that are available from the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect our view only as of the date made. We undertake no obligation to update any forward-looking statement, except as otherwise required by law.

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